Exhibit 10.3

OPTION AGREEMENT

by and between

TRAVELZOO Inc.

and

AZZURRO CAPITAL INC.

Dated September 30, 2009

i

OPTION AGREEMENT

THIS OPTION AGREEMENT (the “Agreement”) is entered into as of this 30th day of September, 2009, by and between TRAVELZOO INC., a Delaware corporation (“Travelzoo”), and AZZURRO CAPITAL INC., a Cayman Islands corporation (“Azzurro”). Capitalized terms are defined in Article I.

RECITALS

A.        Pursuant to an Asset Purchase Agreement, dated as of this date (the “Japan Purchase Agreement”), among Travelzoo, Travelzoo K.K., a kabushiki kaisha organized under the laws of Japan (“Travelzoo Japan”) which is a wholly-owned subsidiary of Travelzoo, and Azzurro, for itself and for the benefit of a subsidiary of Azzurro (“NewCo Japan”) to be formed for the purpose of completing the transactions described therein, NewCo Japan is purchasing substantially all of the assets of Travelzoo Japan (the “Japan Assets”) and is assuming certain liabilities of Travelzoo Japan (the “Japan Liabilities”).

B. Pursuant to an Asset Purchase Agreement, dated as of this date (the “Hong Kong Purchase Agreement” and, together with the Japan Purchase Agreement, the “Purchase Agreements”), among Travelzoo, Travelzoo (Asia Pacific) Limited, a company organized under the laws of Hong Kong (“Travelzoo HK”) and a wholly-owned subsidiary of Travelzoo, and Azzurro, for itself and for the benefit of a subsidiary of Azzurro (“NewCo HK” and, together with NewCo Japan, the “Azzurro Companies”) to be formed for the purpose of completing the transactions described therein, NewCo HK is purchasing substantially all of the assets of Travelzoo HK (the “Hong Kong Assets” and, together with the Japan Assets, the “Purchased Assets”) and is assuming certain of the liabilities of Travelzoo HK (the “HK Liabilities” and, together with the Japan Liabilities, the “Assumed Liabilities”).

C.        As a condition to its willingness to cause Travelzoo Japan and Travelzoo HK (the “Sellers”) to enter into the Purchase Agreements, Travelzoo has required, and Azzurro has agreed, to provide an option for Travelzoo to reacquire the Purchased Assets and the Business (as defined in each of the Purchase Agreements, the “Business”) or, in certain circumstances as described herein, the shares of the Azzurro Companies.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Without limiting the effect of any other terms defined in the text of this Agreement, the following words shall have the meaning given them in this Article I:

1.1       “Affiliate” means, with respect to any Person, any Person which is controlling, controlled by, or under common control with, directly or indirectly through any Person, the Person referred to, and, if the Person referred to is a natural person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.2      “Agreement” means this Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof.

1.3      “Business Day” means any day which is not a Saturday, Sunday or a legal holiday in the State of New York, United States of America.

1.4      “License Agreement” means the License Agreement, dated as of this date, among Travelzoo, Azzurro and the Azzurro Companies, pursuant to which Travelzoo has granted to a perpetual fully paid-up license for use of certain intellectual property.

1.5      “Party” means Travelzoo or Azzurro, and “Parties” means both of them.

1.6      “Person” means an individual, general or limited partnership, corporation (including any non-profit corporation), business trust, limited liability company, limited liability partnership, joint stock company, estate, trust, association, organization, unincorporated association, joint venture or other entity.

1.7      “Qualified Registration Statement” means a registration statement or similar document relating to any securities of the Azzurro Companies (or a parent company of or successor by merger to the Azzurro Companies) to be listed on any recognized exchange anywhere in the world, pursuant to an underwritten public offering with net proceeds to Azzurro or the Azzurro Companies from new investors of not less than US$10 million or the equivalent in other currencies.

1.8      “Valuation Expert” has the meaning set forth in Section 5.1(g).

1.9      “Valuation Determination” has the meaning set forth in Section 5.1(h).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF AZZURRO

Azzurro hereby makes the following representations and warranties to Travelzoo:

2.1      Existence and Power.

(a)       Azzurro has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)       Azzurro is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

(c)       Azzurro is not a party to, subject to or bound by any material contract, encumbrance or law which would prevent Azzurro from performing its obligations hereunder or consummating the transactions contemplated hereby. No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any governmental or regulatory authority or third party is required in connection with the execution, delivery or performance of this Agreement by Azzurro or the consummation by Azzurro of the transactions contemplated hereby.

2.2      Valid and Enforceable Agreement; Authorization. This Agreement constitutes a legal, valid and binding obligation of Azzurro, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Azzurro. Azzurro has full authority to enter into and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TRAVELZOO

Travelzoo hereby makes the following representations and warranties to Azzurro:

3.1      Existence and Power.

(a)       Travelzoo has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)       Travelzoo is duly incorporated, validly existing and in good standing under the laws of Delaware.

(c)       Travelzoo is not a party to, subject to or bound by any material contract, encumbrance or law which would prevent Travelzoo from performing its obligations hereunder or consummating the transactions contemplated hereby. No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any governmental or regulatory authority or third party is required in connection with the execution, delivery or performance of this Agreement by Travelzoo or the consummation by Travelzoo of the transactions contemplated hereby.

3.2      Valid and Enforceable Agreement; Authorization. This Agreement constitutes a legal, valid and binding obligation of Travelzoo, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Travelzoo. Travelzoo has full authority to enter into and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1      Financial Statements. So long as this Agreement remains in effect, Azzurro shall deliver to Travelzoo, promptly upon their becoming available, copies of quarterly (if available) and annual financial statements of the Azzurro Companies, which shall be prepared in accordance with applicable accounting principles. All such statements and related information shall be kept strictly confidential by Travelzoo, and shall be used by Travelzoo only for the purposes of this Agreement.

4.2      Right of Negotiation. During the term of this Agreement, should Azzurro or any of its affiliates receive any offer or proposal or any related inquiry concerning the acquisition of either or both of the Azzurro Companies or their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise, and if Azzurro or its affiliates intends to further negotiate, pursue or accept such offer, proposal or inquiry, then Azzurro shall notify Travelzoo in writing that it has received such offer, proposal or inquiry, and shall, subject to the limitations of any confidentiality agreement entered into by Azzurro in good faith, provide Travelzoo with the details of the offer, proposal or inquiry. For a period of 30 calendar days after such notification, Travelzoo shall have the right, although no obligation, to negotiate an acquisition of the Azzurro Companies or their assets. Such right of negotiation shall be exclusive, except that, during such 30-day period, Azzurro may continue its discussions with the party which has submitted the offer, proposal or inquiry. At the end of such 30 day period, if Travelzoo has not entered into a letter of intent to acquire the Azzurro Companies or their assets, Azzurro may proceed to negotiate and complete the previously disclosed transaction, provided that such transaction, if completed, must be completed within 120 calendar days following the end of such 30-day period.

4.3      Notice of Certain Events. If Azzurro shall contemplate a public offering of any securities of either of the Azzurro Companies, it shall provide written notice thereof (a “Notice of Public Offering”) to Travelzoo at least 30 calendar days prior to the organizational meeting or similar event relating thereto, which shall be accompanied by a written statement from the proposed underwriter, addressed to Travelzoo, setting forth its good faith estimate of the range of the aggregate offering price in the offering, including an identification of the midpoint of such range, the implied enterprise value of the Azzurro Companies and the implied value of the Business.

4.4      Public Offering to Include Both Azzurro Companies. Azzurro shall not allow a public offering of either of the Azzurro Companies unless it also includes the shares of the other Azzurro Company in such offering.

4.5      Notice of Intent to Cease Operations. If Azzurro intends to cause either or both of the Azzurro Companies to cease their operation of the Business or to wind down such operations, it will provide Travelzoo with written notice of such intention at least 60 days prior to the earlier of the internal or public announcement of such intention or the taking of any other action in respect of such intention that could reasonably be expected to have a detrimental effect on the Business.

ARTICLE V

OPTION TO PURCHASE

5.1      Travelzoo Option to Purchase.

(a)       Grant of Option. Effective upon the closing of the transactions described in the Purchase Agreements, Azzurro grants to Travelzoo an option (the “Option”) to purchase assets or shares of the Azzuro Companies on the terms set forth below in this Section 5.1.

(b)       Option Assets. The assets of the Azzurro Companies which shall be subject to the Option (the “Option Assets”) shall be either:

(i)       all of the assets of the Azzurro Companies at the time; or

(ii)       if, at the time of exercise of the Option, a substantial portion of the business operations of the Azzurro Companies (the “Other Businesses”) shall be operations other than (1) the Business referred to herein, (2) other operations carried on pursuant to the License Agreement and (3) reasonably related activities, all assets of the Azzurro Companies other than those related only to the Other Businesses;

provided, that if the value of the Other Businesses (as determined pursuant to the appraisal procedures referred to below) shall be less than 10% of the total Appraised Value of the Azzurro Companies, then, if Azzurro shall so elect on written notice to Travelzoo within 5 days after delivery of the Valuation Determination to Azzurro, Travelzoo shall be required to acquire all of the assets of the Azzurro Companies if it exercises the Option.

(c)       Purchase of Shares. At the option of Travelzoo, rather than purchasing the assets of the Azzurro Companies, Travelzoo may acquire all of the shares of capital stock of the Azzurro Companies (the “Option Shares”), in which event the Appraised Value shall be determined in respect of the Option Shares, and the other provisions of this section shall apply to the Option Shares rather than the assets of the Azzurro Companies. Travelzoo shall indicate such election, if applicable, at the time of delivery of the related Notice of Intent to Exercise. If Travelzoo shall elect to purchase the

Option Shares, Azzurro may, at its option, cause the Azzurro Companies to distribute to Azzurro or otherwise dispose of the Other Businesses prior to the purchase by Travelzoo, in which case such distribution or disposition shall be taken into account for purposes of the appraisal procedures referred to below.

(d)       Assumption of Liabilities. On exercise of the Option in respect of the Option Assets, Travelzoo shall assume all liabilities of the Azzurro Companies related to the Option Assets, and the determination of the Appraised Value shall take such assumption into account.

(e)       Period of Exercise. The Option shall be exercisable only upon delivery of written notice (the “Notice of Intent to Exercise”) by Travelzoo to Azzurro of its intention to exercise the Option, subject to the conditions and procedures set forth below, delivered (i) during the period from June 1 to June 30 in any year from 2011 to 2020, inclusive, (ii) in connection with a public offering as referred to in Section 4.3, or (iii) in connection with a planned ceasing of operations of the Business as referred to in Section 4.5.

(f)        Option Exercise Price. Except as otherwise provided in this Agreement, the purchase price under the Option (the “Option Price”) shall be the fair market value of the assets and business being acquired, taking into account the liabilities to be assumed, or the value of the Option Shares, as applicable, determined by third party appraisal as provided below (the “Appraised Value”).

(g)       Selection of Valuation Expert. At the request of Travelzoo delivered not more than 30 days prior to the contemplated delivery of a Notice of Exercise, Travelzoo and Azzurro shall consult in good faith to select a qualified expert (the “Valuation Expert”) to conduct a valuation of the Option Assets and related liabilities, or of the Option Shares, as applicable, with the objective of selecting the Valuation Expert prior to the date of the contemplated delivery of the Notice of Exercise, and selecting a Valuation Expert who is prepared to complete the valuation within a period of 14 calendar days after delivery by Azzurro to Travelzoo and the Valuation Expert of financial results for the Azzurro Companies, including details regarding the financial performance of the Business, for the quarter ended June 30th of that year, or, in the case of an exercise referred to in Section 5.1(l), within 14 days after delivery of the most recent financial information available. If the parties are unable to reach agreement on the selection of the Valuation Expert within 10 calendar days following such request from Travelzoo, Travelzoo will not unreasonably withhold consent to the appointment of a qualified Valuation Expert designated by Azzurro.

(h)       Valuation Process. Travelzoo and Azzurro shall cooperate, and Azzurro shall cause the Azzurro Companies to cooperate, in good faith with the Valuation Expert, and shall provide to the Valuation Expert all such financial, operational and industry information as the Valuation Expert may request, subject to customary confidentiality restrictions. The Valuation Expert shall be directed to provide a written notice to the parties (the “Valuation Determination”) setting forth a single US dollar amount representing its best estimate of the fair market value, on a going-concern basis, of the business represented by the Option Assets and related liabilities to be assumed, including any applicable goodwill, or of the Option Shares, as applicable, taking into account the financial and operational performance and prospects of such business (including the financial results for the Azzurro Companies and the Business for the quarter ended June 30th of that year, except in the case of an exercise referred to in Section 5.1(l), in which case the Valuation Expert shall take into account the most recent financial information available), risks inherent in such business, additional capital requirements, other arm’s-length transactions in the same industry segment and geographic regions and such other factors as the Valuation Expert may consider advisable. Such US dollar amount shall be the “Option Price” in respect of such contemplated exercise of the Option. The Valuation Expert shall be directed to provide, together with its determination of the Option Price, a summary of the methods used and factors taken into account in determining the Option Price, shall also separately specify the appraised value of the Other Businesses, if applicable.

(i)        Election to Proceed. Within 10 calendar days following receipt of the Valuation Determination, Travelzoo shall notify Azzurro in writing whether it elects to exercise the Option at the Option Price, and if Travelzoo shall not provide such notice it shall be deemed to have elected not to exercise the Option. As provided in 5.1(m) below, on the second occasion on which Travelzoo elects (or is deemed to elect) not to exercise the Option after receipt of the Valuation Determination, the Option and this Agreement shall terminate.

(j)        Documentation of the Purchase. Upon election by Travelzoo to exercise the Option as provided in the preceding paragraph, the parties shall cooperate in good faith to complete and sign definitive documentation within 30 calendar days following such election, on terms consistent with this Section 5.1, on other terms generally consistent with the terms on which the Azzurro Companies are acquiring the Purchased Assets from Travelzoo, and otherwise on customary and reasonable terms, and to complete the transaction as promptly as shall be practicable thereafter. Counsel for Travelzoo shall be directed to prepare the initial drafts of the definitive agreements. Each of Travelzoo and Azzurro (including the Azzurro Companies) shall pay its own expenses, including legal fees, in connection with such transaction.

(k)       Tax considerations. In connection with the exercise of the Option, Travelzoo and Azzurro shall cooperate in structuring the transaction in the most tax-efficient manner, provided that neither party shall be obligated to waive any of its material rights or incur any additional material expense (not reimbursed by the other party) to accomplish such objective.

(l)        Additional Right to Exercise Option. In addition to the right to exercise the Option following delivery of a Notice of Intent to Exercise during the month of June during each of 2011through 2020, Travelzoo shall have the following rights:

(i)        Travelzoo may deliver a Notice of Intent to Exercise during the 60 calendar day period following receipt of a notice of intent to cease operations delivered as required in Section 4.5, with respect to either or both of the Azzurro

Companies which is the subject of such an event. Upon delivery of such Notice of Intent to Exercise, the procedures set forth above in this Section shall apply.

(ii)       During the 30 calendar day period following receipt of a Notice of Public Offering delivered as required in Section 4.3, Travelzoo may deliver to Azzurro an irrevocable notice of its election to exercise the Option; provided, that, in the case of such an exercise, the Option Price shall be the midpoint of the anticipated price range in the proposed public offering, as set forth in the Notice of Public Offering. Upon such exercise by Travelzoo, the provisions of paragraph 5.1(j) shall apply.

(m)      Termination of Option and Agreement. The Option and this Agreement shall automatically terminate on the earliest to occur of any of the following:

(i)        On June 30, 2020, if Travelzoo shall not have delivered a Notice of Intent to Exercise prior to that date, or if, following such delivery, Travelzoo shall not proceed to exercise the Option pursuant to such notice;

(ii)       On the declaration of effectiveness of a Qualified Registration Statement;

(iii)      The closing of a transaction, entered into in compliance with the provisions of this Agreement, as a result of which the shareholders of the Azzurro Companies immediately prior thereto shall own less than 50% of the purchasing, resulting or surviving entity; provided, that if only one of the Azzurro Companies is the subject of such a transaction, then such termination shall only apply to the particular Azzurro Company which is the subject of such a transaction;

(iv)      On the second occasion on which Travelzoo fails to complete the exercise of the Option following delivery of the related Notice of Intent to Exercise; or

(v)       On the ceasing of operations of the Business as referred to in Section 4.4, if Travelzoo shall not have delivered a Notice of Intent to Exercise prior to that date; provided, that if only one of the Azzurro Companies is the subject of such an event, then such termination shall only apply to the particular Azzurro Company which is the subject of such an event.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1      Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon (i) in the case of personal delivery or delivery by facsimile, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next Business Day following dispatch and (iii) in the case of mailing, on the third (3rd) Business Day following such mailing if sent by certified mail, return receipt requested, postage prepaid. All such notices, requests, demands and other communications shall be addressed at the address or facsimile number shown in this Section 6.1 for, or such other address or facsimile number as may be designated in writing hereafter by, such Party:

If to Azzurro:

Azzurro Capital Inc.

c/o Donna L. Hydes, TEP

Trust Officer, Trust Services

CIBC Bank and Trust Company (Cayman) Limited

11 Dr. Roy's Drive

P.O. Box 694

Grand Cayman KY1-1107

Cayman Islands

With a copy to:

Daniel J. Godar

Armstrong Teasdale LLP

One Metropolitan Square

211 North Broadway

St. Louis, Missouri 63102

Telephone: (314) 342-8003

Fax: (314) 612-2249

If to Travelzoo:

Travelzoo Inc.

590 Madison Avenue, 37th Floor

New York, New York 10022

Attention: Holger Bartel, CEO

Telephone: (212) 484-4900

With a copy to:

Bryan Cave LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, Missouri 63102

Telephone: (314) 259-2000

Fax: (314) 259-2020

Attention: Denis P. McCusker

6.2      Termination. This Agreement may be terminated by mutual written consent of Travelzoo and Azzurro. In addition, this Agreement shall terminate and be of no further force or effect (i) if the Purchase Agreements shall terminate for any reason prior to the respective Closings referred to therein, or (ii) upon the occurrence of any of the events described in Section 5.1(m).

6.3      Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings relative to such subject matter.

6.4      Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the Parties as evidenced hereby.

6.5      Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by the Parties hereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld), except that Travelzoo shall have the right to transfer and assign its rights hereunder to any entity which is controlled by Travelzoo or by the Affiliates of Travelzoo. No such assignment shall relieve

Travelzoo of any liability or obligation hereunder.

6.6      Expenses. Each Party shall pay all costs and expenses incurred on its behalf in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its attorneys, accountants, advisors and other representatives.

6.7      Counterparts. This Agreement may be executed simultaneously in multiple counterparts, and in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

6.8      Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article or Section, unless otherwise indicated, shall mean an Article or a Section of this Agreement. References herein to “days”, unless otherwise indicated, are to consecutive calendar days. All Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman. For the purposes of determining whether any amount of local currency exceeds or is less than any U.S. Dollar amount referred to in this Agreement, the exchange rate prevailing on the relevant date (or, if the relevant date is not a Business Day, on the immediately preceding Business Day) as published by The Wall Street Journal shall be used. References to a “corporation” or “company” shall be construed so as to include any corporation, company or other body corporate, wherever and however incorporated or established.

6.9      Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York applicable to contracts executed and performed entirely within the state, without reference to its choice of law rules.

6.10    Arbitration. In the event of any dispute hereunder, the parties shall use their reasonable efforts to resolve such dispute through discussions by their authorized representatives. Any dispute which is not so resolved within 15 calendar days after the start of such discussions (or such longer period as may be mutually agreed) shall be resolved by arbitration in accordance within the commercial arbitration rules of the American Arbitration Association (“AAA”). The arbitration proceedings, including the rendering of an award, shall take place in the Borough of Manhattan, New York, New York. The arbitration panel shall consist of three persons, one chosen by each of the Buyer and Travelzoo, and the third chosen by such two arbitrators. If the first two arbitrators are unable to agree on the third arbitrator, the third arbitrator shall be appointed by the AAA. If either Party does not select an arbitrator within 10 days after a request for arbitration hereunder, the arbitrator chosen by the other Party shall act as the sole arbitrator. The arbitration proceedings shall be conducted in accordance with the International Arbitration Rules of AAA. The award of such arbitral tribunal shall be final. Judgment upon such award may be entered by the prevailing Party in any court having jurisdiction. The award of the arbitral tribunal may be alternatively or cumulatively for monetary damages. The arbitral tribunal may issue interim awards and order any provisional measures which should be taken to preserve the respective rights of a Party. The arbitral tribunal shall charge all costs and expenses of the arbitration, including the fees and expenses of the arbitral tribunal and any experts, to the non-prevailing Party; provided that if the tribunal determines that there is not a prevailing Party, such costs and expenses shall be allocated between the parties as the arbitral tribunal deems fair and reasonable taking into account the extent to which parties’ relative positions have prevailed.

6.11     No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any Person not a party hereto, or any such Person’s Affiliates, any right to any benefits hereunder, and no such party shall be entitled to sue either Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state or federal or foreign securities Laws.

[Signatures on following page]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

AZZURRO CAPITAL INC.

By:	/s/ Ralph Bartel
Name:	Ralph Bartel
Title:	Director

TRAVELZOO INC.

By:	/s/ Wayne Lee
Name:	Wayne Lee
Title:	CFO